Exhibit 99.1
Investor Relations Contact
Tim Smith, 703-854-0348

For immediate release	Media Contact

April 20, 2011	Meghan Lublin, 703-854-0299
Sunrise Senior Living, Inc. Announces Closing of its $75 Million
5.00% Junior Subordinated Convertible Notes Offering
     MCLEAN, VA — Sunrise Senior Living, Inc. (NYSE: SRZ) announced today the closing of its offering of $75 million aggregate principal amount of its 5.00% junior subordinated convertible notes due 2041 at an issue price of 100% of the principal amount of the notes. The notes were issued in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $11.25 million aggregate principal amount of the notes.
     The notes are unsecured junior subordinated obligations of the Company and bear interest in cash at the rate of 5.00% per annum, subject to the Company’s right to defer interest payments on the notes for up to 10 consecutive semi-annual interest periods. The notes are convertible into shares of the Company’s common stock at an initial conversion rate of 92.2084 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $10.845 per share), subject to adjustment upon the occurrence of specified events.
     The Company intends to use approximately $45 million of the net proceeds of the offering to purchase the remaining 80% membership interest it does not own in a joint venture with a group of funds affiliated with Morgan Stanley that indirectly owns fifteen (15) assisted and independent living facilities, pursuant to the terms of the purchase agreement entered into on April 19, 2011, and subject to the satisfaction of the closing conditions in the purchase agreement. Additionally, the Company intends to use an additional $25 million of the net proceeds to partially pay down an outstanding loan made to the same venture by Nordbank, subject to the negotiation of final documentation and the satisfaction of customary closing conditions. The remaining net proceeds from the note offering may be used for acquisitions, development and general corporate purposes.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Sunrise Senior Living, Inc.’s common stock into which the notes are convertible), and shall not constitute an offer, solicitation or sale, in any jurisdiction in which such offer, solicitation or sale is unlawful.
     The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.